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                                                                      EXHIBIT 10


                                April 24, 1997



Hilliard Lyons Growth Fund, Inc.
501 South Fourth Street
Louisville, KY 40202

Ladies and Gentlemen:

     We have acted as counsel to Hilliard Lyons Growth Fund, Inc. (the "Fund"), the registrant named in a Registration Statement, as amended ("Registration Statement") on Form N-1A under the Securities and Exchange Act of 1933, as amended, and the Investment Company Act of 1940, as amended ("Investment Company Act") relating to the sale of an indefinite number of shares of capital stock of the Fund, par value $.001 per share, and registration of the Fund as a registered investment company under the Investment Company Act.

     We have acted as counsel to the Fund since its inception and have examined the Fund's Articles of Incorporation, Bylaws, corporate records and such other documents as we have deemed relevant in rendering this opinion.

     Based upon the foregoing, it is our opinion that:

     1. The Fund is a corporation duly organized and existing under the laws of the State of Maryland;

     2. The Fund is authorized to issue a total of 150,000,000 shares of capital stock, par value $.001 per share; and

     3. When shares of capital stock of the Fund are issued by the Fund and the consideration described in the Registration Statement is received therefor by the Fund, the shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion in connection with Post-Effective Amendment No. 7 to the Registration Statement and in the Prospectus and Statement of Additional Information included therein. We further consent to the reference to our firm in the Prospectus and Statement of Additional Information.

                                         Very truly yours,



                                         BROWN, TODD & HEYBURN PLLC